Exhibit 1.6

CERTIFICATE OF INCORPORATION

OF

BTOP USA CORP.

FIRST:  The name of the Corporation is “BTOP USA CORP.” (hereinafter sometimes called the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware GCL”).

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of the par value of $1.00 per share.

FIFTH:  The name and mailing address of the incorporator is as follows:

Grace Yeh
Winthrop, Stimson, Putnam & Roberts
One Battery Park Plaza
New York, NY 10004-1490

SIXTH:  (a)  The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its By-laws and may be increased or decreased as therein provided.

(b)           The Board shall have power to make, alter, amend and repeal the By-Laws of the Corporation and to fix the compensation of directors for services in any capacity.

(c)           Directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

(d)           Except to the extent required by the By-laws of the Corporation, elections of directors need not be by written ballot.

(e)           In the case of any vacancy in the Board resulting from death, resignation, disqualification or other cause, a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant shall be elected only by the Board and not by the stockholders, acting by a majority of the Board then in office, though less than a quorum.

(f)            In the case of any increase in the number of directors of the Corporation, the additional director or directors shall be elected by the Board or the stockholders at an annual meeting.

SEVENTH:  Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may be taken by written consent in lieu of a meeting.

EIGHTH:  The Corporation reserves the right from time to time to amend, alter, change, add to or repeal any provisions contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law, and all rights and powers at any time conferred on stockholders, directors and officers of the Corporation by this Certificate of Incorporation or any amendment thereof are subject to the provisions of this Article EIGHTH.

NINTH:  Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws may provide.  The books of the Corporation may be kept (subject to any provision contained in any applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws of the Corporation.

TENTH:  No director of the Corporation shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article TENTH shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, or (iv) for any transaction from which such director derived an improper personal benefit.  Neither the amendment nor the repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand before this 31st day of December, 1998.

/s/ Grace Yeh
Grace Yeh
Winthrop, Stimson, Putnam & Roberts
One Battery Park Plaza
New York, New York 10004-1490